Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Form SB-2 of Power-Save Energy Company of our report dated April 2, 2007 on our audits of the financial statements of Power-Save Energy Company as of December 31, 2006 and 2005, and for the period September 21, 2005 (date of inception) through December 31, 2006, which reports are incorporated in the Form SB-2.

/s/ Gruber & Company, LLC

Lake Saint Louis, Missouri 63367
May 22, 2007